Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

     MIAMI, FL, May 6, 2010 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the three months ended March 31, 2010.
     First quarter 2010 revenues were $222.1 million, compared to $121.2 million for 2009. The increase in revenues in 2010 was primarily due to the increase in federal excise taxes on cigarettes, which became effective on April 1, 2009. The Company recorded operating income of $31.0 million for 2010, compared to operating income of $31.2 million for 2009. Net income for 2010 was $11.9 million, or $0.15 per diluted common share, compared to net income of $3.1 million, or $0.04 per diluted common share, for 2009. The results for 2009 included a one-time pre-tax gain of $5.0 million related to an exercise of an option from the 1999 brand transaction with Philip Morris, pre-tax impairment charges of $8.5 million on real estate investments and $1.0 million of restructuring charges. Adjusting for these items, the Company’s net income for 2009 would have been $5.7 million, or $0.08 per diluted common share.
     For the three months ended March 31, 2010, the Company’s tobacco business had revenues of $222.1 million, compared to $121.2 million for the three months ended March 31, 2009. Operating income was $34.9 million for the first quarter 2010, compared to $35.6 million for the first quarter of 2009. Adjusting for the one-time gain on the brand transaction and the restructuring charges, operating income for the first quarter of 2009 would have been $31.6 million. As a result of the suspension of the marketing of low nicotine and nicotine-free cigarette products as well as a significant reduction in Vector Tobacco’s research-related activities, the Liggett and Vector Tobacco businesses have been combined into a single segment and 2009 information has been recast to conform to the 2010 presentation.
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     Conference Call to Discuss First Quarter 2010 Results
     As previously announced, the Company will host a conference call and webcast on Friday, May 7, 2010 at 11:00 A.M. (ET) to discuss first quarter 2010 results. Investors can access the call by dialing 800-859-8150 and entering 19396815 as the conference ID number. The call will also be available via live webcast at www.vcall.com. Webcast participants should allot extra time before the webcast begins to register.
     A replay of the call will be available shortly after the call ends on May 7, 2010 through May 21, 2010. To access the replay, dial 877-656-8905 and enter 19396815 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.
     Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc., and New Valley LLC. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.
[Financial Table Follows]
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VECTOR GROUP LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)
Unaudited

	Three Months	Three Months
	Ended	Ended
	March 31, 2010	March 31, 2009

Revenues*	$222,087	$121,216

Expenses:
Cost of goods sold*	169,911	72,526
Operating, selling, administrative and general expenses	21,158	21,530
Gain on brand transaction	—	(5,000)
Restructuring charges	—	1,000

Operating income	31,018	31,160

Other income (expenses):
Interest and dividend income	65	150
Interest expense	(18,805)	(16,074)
Change in fair value of derivatives embedded within convertible debt	(2,714)	(303)
Impairment charges on investments	—	(8,500)
Equity income (loss) from non-consolidated real estate businesses	4,571	(995)
Gain on the sale of investment securities available for sale	4,664	—
Other, net	61	—

Income before provision for income taxes	18,860	5,438
Income tax expense	6,922	2,338

Net income	$11,938	$3,100

Per basic common share:

Net income applicable to common shares	$0.17	$0.04

Per diluted common share:

Net income applicable to common shares	$0.15	$0.04

Cash distributions and dividends declared per share	$0.40	$0.38

*	Revenues and Cost of goods sold include excise taxes of $111,193 and $33,712, respectively.